Exhibit 99.1

www.angieslist.com

Angie's List Announces Planned Departure of William Oesterle
Following 20 Years of Service to the Company

Board Initiates Search for Successor; Oesterle to Remain CEO
Until Successor is Appointed

Company Raises Adjusted EBITDA Guidance and Confirms Revenue Guidance for 2015

INDIANAPOLIS, April 15, 2015 - Angie's List (Nasdaq: ANGI) today announced that William S. Oesterle plans to step down as Chief Executive Officer and member of the Board of Directors. Mr. Oesterle has agreed to remain in his current role as CEO until a successor is appointed and he will serve on the Board of Directors at least through the remainder of his current term. Mr. Oesterle, co-founder of the Company, has served as Chief Executive Officer since January 1999 and on the Board since the inception of Angie’s List in June 1995. After 20 years with the Company overseeing significant growth and market expansion, Mr. Oesterle has shared his intention to pursue other interests, including becoming more civically involved in the State of Indiana.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors has initiated a search to identify a new CEO. Internal and external candidates will be considered. The Company has retained Spencer Stuart, a leading executive search firm, to assist in the process.

“On behalf of the entire Angie’s List Board, I want to thank Bill for his leadership in helping to create one of the strongest brands in local home services,” said John Chuang, Chair of the Angie's List Board of Directors. “This transition period provides an opportunity to acknowledge and applaud Bill’s contributions to the Company, while also ensuring a smooth transition to our next Chief Executive Officer. We are focused on identifying a strong leader who has a record of driving positive financial results and who shares our vision of leveraging the unique attributes of the Angie’s List brand. The right candidate will build on Bill’s success, and will help us continue executing our strategy of establishing Angie’s List as the preferred platform in the $800 billion local services marketplace.”

“Serving Angie’s List alongside its 1,900 dedicated employees and being part of this amazing company from the very beginning has been a privilege and a highlight of my professional career,” said Mr. Oesterle. “I am extremely proud of all that we have accomplished, especially seeing Angie’s List grow to where we are now connecting millions of consumers across the country with leading service providers in their areas. The decision to leave was not an easy one. But as I begin the transition to the next chapter, I have great confidence in the Company’s continued growth and prosperity and am committed to supporting a seamless transition.”

“For the past 20 years, Bill has been an outstanding partner to me and to the whole Angie’s List organization,” said Angie's List co-founder and Chief Marketing Officer, Angie Hicks. “I look forward to continuing to work closely with our talented team to execute on our marketplace strategy with the same passion and entrepreneurial spirit that Bill has instilled in our company and that has enabled our success.”

Business Outlook

The Company also announced today that it is confirming its previously announced 2015 revenue guidance and raising its 2015 adjusted EBITDA guidance. The Company’s expectations for the full year 2015 are as follows:

•	Revenue of $357 million to $363 million

•	Adjusted EBITDA of $30 million to $32 million, an increase from prior guidance of $28 million to $30 million, due primarily to efficiencies in operating expenses

About William S. Oesterle

William S. Oesterle is the co-founder of Angie’s List, has served as Chief Executive Officer since January 1999 and has served on the Board of Directors since the Company’s inception in June 1995. Since 2007, Mr. Oesterle has served on the Board of Directors of The National Bank of Indianapolis Corporation. He also managed the political campaign of Indiana Governor Mitch Daniels from July 2003 until December 2004. Prior to joining Angie’s List, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm, from January 1994 to December 1998. Mr. Oesterle holds a Bachelor of Science in Economics from Purdue University and a Master of Business Administration from Harvard Business School.

About Angie's List

Angie's List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers, and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Forward-Looking Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the Company’s CEO transition and its business outlook. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events or results and are subject to various risks and uncertainties that may cause actual results, performance or achievements to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on member confidence and spending; possible inability to predict and respond in a timely manner to changes in member demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to renew memberships; and possible inability to successfully implement our growth strategies or manage our growing business. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:

Media	Investors
Debra DeCourcy, APR	Leslie Arena
317-713-0479	317-808-4527
debra.decourcy@angieslist.com	lesliea@angieslist.com